UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):  January 30, 2005

                   The St. Paul Travelers Companies, Inc.
          (Exact name of registrant as specified in its charter)


          Minnesota                      001-10898               41-0518860
(State or other jurisdiction of   (Commission File Number)      (IRS Employer
       incorporation)                                           Identification
                                                                   Number)

             385 Washington Street                                  55102
             Saint Paul, Minnesota
   (Address of principal executive offices)                      (Zip Code)

                                  (651) 310-7911
                          (Registrant's telephone number,
                               including area code)

                                  Not Applicable
        (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

         The St. Paul Travelers Companies, Inc. (the "Company") entered into a separation agreement as of January 30, 2005 (the "Agreement") with Douglas Elliot, Chief Executive Officer of General Commercial and Personal Lines for the Company. In connection with his separation from the Company, which was effective February 1, 2005 (the "Separation Date"), Mr. Elliot will be entitled to receive a lump sum cash payment of $5.5 million, which is approximately equivalent to three times his total annual compensation. Mr. Elliot's separation from the Company will be treated so as to preserve, to the maximum extent available under the terms of the governing agreements, Mr. Elliot's interest in certain shares of restricted stock that he held on the Separation Date. Mr. Elliot will also be eligible to receive pension benefits in accordance with the terms and conditions of the Travelers Property Casualty Corp. Pension Plan. Pursuant to the Agreement, the Company will also continue to provide Mr. Elliot certain health and insurance benefits for up to three years after the Separation Date, unless Mr. Elliot becomes employed by a new employer and is eligible to receive such benefits from such new employer. In addition, Mr. Elliot has agreed to certain covenants, including, among others, covenants restricting solicitation of the Company's employees and customers for a period of 12 months after the Separation Date. The Agreement also contains a customary release of any claims that Mr. Elliot may have against the Company.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 3, 2005          THE ST. PAUL TRAVELERS COMPANIES, INC.

                                   By:    /s/ Bruce A. Backberg
                                          -------------------------------------
                                          Name:  Bruce A. Backberg
                                          Title: Senior Vice President